Genesee & Wyoming Inc. Completes $125 Million Debt Refinancing

GREENWICH, Conn., August 1, 2005 – Genesee & Wyoming Inc. (GWI) (NYSE: GWR) announced today that it completed a private placement of $100 million 10-Year senior notes and $25 million floating rate 7-Year senior notes. The senior notes are unsecured but are guaranteed by substantially all of GWI’s U.S. subsidiaries. No additional private placement or underwriting fees were paid in connection with this refinancing.

The US$100 million fixed rate senior notes were priced at a spread of 1.20% over the 10-year U.S. Treasury, and bear interest at 5.36%. The floating rate notes have a borrowing rate of LIBOR plus 0.70%. GWI will use the proceeds of the senior notes to repay the $125 million 10-Year Floating Rate Notes issued in connection with the acquisition of Rail Management Corporation.

Investors in the new notes were Genworth Financial and certain affiliates, Teachers Insurance and Annuity Association of America, The Prudential Insurance Company of America and certain affiliates, Phoenix Life Insurance Company, Modern Woodmen of America and Mutual of Omaha Life Insurance Company and certain affiliates. Banc of America Securities LLC acted as private placement agent.

Timothy J. Gallagher, Chief Financial Officer of GWI commented, “This refinancing demonstrates the company’s ability to access the debt market on favorable terms, and allows the company to lock in long term fixed interest rate debt at attractive levels. We are pleased that the blended cost of floating and fixed rate debt to finance the Rail Management Corporation acquisition, approximately 5.1%, is less than we originally indicated in late May.”

GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia. GWI operates over 9,100 miles of owned and leased track and more than 3,000 additional miles under track access arrangements.

Source: Genesee & Wyoming Inc.
Contact: Timothy J. Gallagher, Chief Financial Officer, 203-629-3722
Website: www.gwrr.com